Exhibit 99.1

IMMEDIATE RELEASE

PMFG, Inc. (parent of Peerless Mfg. Co.) Reports Fourth Quarter and Fiscal Year 2013 Financial Results

Dallas, Texas – September 5, 2013– PMFG, Inc. (the “Company”) (NASDAQ: PMFG) today reported financial results for the fourth quarter and fiscal year ended June 29, 2013.

Fourth Quarter Fiscal Year 2013 Compared to Fourth Quarter Fiscal Year 2012

Revenue in the fourth quarter of fiscal 2013 increased $1.5 million, or 4.5%, to $34.5 million as higher revenue in the Environmental Systems segment was offset by lower revenue from the Process Products segment.

Gross profit increased in the quarter by $3.2 million, or 32.6%, to $13.1 million, on higher revenue and an improvement in the profitability of projects completed or underway in the quarter when compared to the prior year. Gross profit also was positively impacted by customer cancellation of certain contracts in Latin America. The contract cancellations contributed approximately $1.6 million to gross profit during the quarter. Cancellation of the contracts resulted from a customer’s decision to redesign a planned natural gas production facility in Latin America and make changes to construction resources. The timing of contract awards related to the new facility design has not yet been announced by the customer. Gross profit as a percent of revenue improved to 38.1% from 30.0% in the prior year.

In July 2010, the Company entered into the CEFCO Process Manufacturing License Agreement (the “License Agreement”) with CEFCO Global Clean Energy, LLC (“CEFCO”). Pursuant to the License Agreement, the Company was granted exclusive rights to manufacture equipment and process units incorporating CEFCO’s multi-stage apparatus used in the selective capture and removal of pollutants and greenhouse gasses on units installed in the continental United States. The License Agreement expires 10 years from the initial commercial sale of a CEFCO unit, which has not yet occurred.

As a result of delays in CEFCO’s ability to obtain financing to complete additional system design and testing, ability to identify and obtain funding for a pilot utilizing the CEFCO technology, and uncertainties related to the future demand for clean coal technology applications, management concluded that it is no longer probable that the future cash flow from the CEFCO Licensing Agreement will exceed the amounts deferred by the Company to date. Accordingly, a non-cash impairment charge of $3.5 million was recognized during the quarter to write off all amounts previously advanced under the License Agreement.

The Company is continuing to support the sales and marketing efforts of CEFCO, as well as discuss alternative applications for the technology. In addition, the Company is continuing to support the efforts of CEFCO and a third party to commercialize the sulfur capture module that represents a portion of the larger CEFCO technology.

On a GAAP basis, the Company recognized an operating loss of $1.5 million compared to a loss of $0.6 million in the prior year. On a non-GAAP basis, which excludes the impact of the impairment charge recorded in the fourth quarter of fiscal 2013 and losses associated with the exit of a manufacturing facility in the fourth quarter of fiscal 2012, operating income increased $2.1 million over the prior year. A reconciliation between GAAP and non-GAAP financial results is shown in the tables accompanying this release.

Given uncertainties related to the future realization of net operating loss carryforwards, a large portion of which was created by the non-cash impairment charge recognized in the fourth quarter, as well as tax positions taken on filed tax returns the Company recognized a tax expense in the quarter of $1.1 million.

The net loss attributable to PMFG, Inc. common stockholders was $2.8 million or $(0.13) per diluted share in the quarter compared to a net loss of $0.9 million or $(0.04) per diluted share in the prior year. On a non-GAAP basis, net income attributable to PMFG common shareholders was $0.7 million, or $0.04 per diluted share, compared to a net loss of $0.6 million, or a $(0.04) per diluted share in the prior year.

Reporting Segments

Our Process Products segment revenue decreased $0.8 million in the quarter, or 2.7%, to $28.1 million on lower demand for Process Products in Europe and the Middle East, partially offset by increased demand in Asia-Pacific. Segment operating income increased 85.8% to $5.3 million from $2.9 million in the prior year. The segment operating income was positively impacted in the quarter by changes in our product and geographic mix, as well as the benefit of contract cancellations.

Our Environmental Systems segment revenue increased $2.3 million in the quarter, or 54.5%, to $6.4 million. The higher revenue is attributed to increasing demand for air pollution control equipment in the United States related to both new construction, as well as upgrades to existing facilities. The segment operating income remained relatively flat at $1.4 million in the quarter as a result of lower relative margins on projects completed or in process during the period when compared to the prior year, as well as an increase in sales-related costs.

Fiscal Year 2013 Compared to Fiscal Year 2012

Revenue in fiscal 2013 decreased $1.4 million, or 1.1%, to $133.9 million compared to $135.3 million in the prior year as higher Environmental Systems segment revenue was offset by lower revenue from the Process Products segment.

Gross profit increased in fiscal 2013 by $5.6 million, or 13.5%, to $46.8 million. The gross margin increased as a percent of revenue from 30.5% to 35.0% on a change in product and geographic mix within our reporting segments, as well as the impact of certain contracts cancellations in fiscal 2013.

Excluding the impact of the non-cash impairment charge taken during the fourth quarter, operating expenses increased $1.7 million from the prior year. The increase in operating costs resulted from incremental global sales and engineering resources hired in fiscal 2012. Included in operating expenses in fiscal 2012, was a $2.1 million non-cash charge related to the accelerated vesting of restricted stock awards recorded in the second quarter.

The net loss attributable to PMFG, Inc. common stockholders was $2.1 million or $(0.10) per diluted share in fiscal 2013 compared to a net loss of $1.0 million or $(0.05) per diluted share in the prior year. On a non-GAAP basis, net income attributable to PMFG common shareholders was $1.6 million or $0.08 per diluted share, compared to $0.9 million or $0.05 per diluted share in the prior year.

Reporting Segments

Our Process Products segment revenue decreased $5.4 million, or 4.6%, to $112.7 million compared to $118.1 million in the prior year. Segment operating income increased $2.3 million, or 13.7%, to $19.0 million compared to $16.7 million in the prior year. The increase in segment operating income is attributed to a change in the geographic mix and increased focus on manufacturing costs, as well as the impact of certain contract cancellations.

Our Environmental Systems segment revenue increased $4.0 million, or 23.4%, to $21.2 million compared to $17.2 million in the prior year. Segment operating income increased $0.9 million to $4.0 million compared to $3.2 million in the prior year. The increase in operating income is attributed primarily to the increase in revenue.

Net Bookings and Backlog

New project awards or net bookings in the fourth quarter of fiscal 2013 totaled $43.6 million compared to $38.4 million in the prior year and $34.8 million in the immediately preceding quarter. Included in the bookings in the fourth quarter of fiscal 2013 is a customer contract for approximately $12.6 million for a selective catalytic reduction (“SCR”) system. The SCR system will be used on a methanol unit at a chemical facility in Texas. For the year, fiscal 2013 net bookings totaled $130.8 million compared to $152.6 million in fiscal 2012. Net bookings in fiscal 2012 included approximately $12.5 million related to two contracts in Latin America that were subsequently cancelled by the customer.

Backlog at June 29, 2013, which represents the remaining revenue to be recognized on customer contracts, was $84.2 million. We estimate that approximately 80% of this amount will be recognized as revenue over the next 12 months.

Financial Condition and Cash Flows

At June 29, 2013, the Company reported $58.0 million of cash and cash equivalents, including $5.0 million of cash and cash equivalents which is restricted as security for outstanding letters of credit, total assets of $180.1 million, net working capital of $75.0 million and a current ratio of 3.2 to 1.0.

Unrestricted cash and cash equivalents increased $0.7 million during fiscal 2013 compared to an increase of $39.4 million in fiscal 2012. For fiscal year 2013, cash flows included $5.4 million provided by operating activities, $14.5 million used in investing activities, $9.8 million provided by financing activities, and $43,000 effect of exchange rate changes on cash. The significant increase in cash and cash equivalents in fiscal 2012 is attributed to the equity offering completed in February 2012.

Fiscal Year 2014 Outlook

The Company expects consolidated revenue in fiscal 2014 to increase 8% to 13% over fiscal 2013 on higher demand for environmental and pressure product systems. Much of this growth is anticipated to occur in the North America and Asia-Pacific regions. Based on assumed product mix and current operating environment, consolidated operating margins are expected to be between 32% and 34%. Operating expenses are expected to increase at a rate of approximately 4% to 6% including an investment of approximately $800,000 in research and development and incremental internal capabilities related to nuclear power generation products and services. As the bookings related to such investments are not expected to occur until late fiscal 2014 or early 2015, we do not expect to recognize incremental revenue in fiscal 2014 related to these efforts.

Industry Conditions and Forward Outlook

Peter J. Burlage, Chief Executive Officer, stated, “Looking back on fiscal 2013, we have navigated through a challenging environment as our Process Products business faced a variety of headwinds including a slowdown in natural gas infrastructure development and sluggish utility spending. However, we did not let these challenges stop us from continuing our efforts to build a leading global energy technology company. I am very enthused by the progress we have made in positioning the company for future growth.

As we look ahead to 2014, I am excited about our prospects and expect us to return to growth as the key investments we have made in recent quarters translates into backlog and revenue growth. Our fiscal 2014 roadmap and outlook are built around a variety of factors, but I want to highlight the Natural Gas Value Chain, Power Generation and the Chemical and Petrochemical industries.

In the Natural Gas Value Chain we expect increased contribution from key segments including mid-stream pipelines, small scale LNG programs, and large scale costal LNG terminals. Additionally we look for increased demand for our Environmental Systems, which are required to meet the new environmental standards for some gas compression facilities in the U.S.

In Power Generation, we expect fuel switching in favor of natural gas will gain momentum as U.S. utilities face key emissions compliance deadlines in the coming years. This should help drive demand for our Environmental Systems for use in new power generation capacity at both peaker and combine cycle plants. The Nuclear Power industry is also presenting us with a new growth opportunity as the completion of our new manufacturing facility gives us additional capabilities in the nuclear market. Specifically the replacement market for steam separators and steam driers could be a meaningful driver for PMFG.

Lastly, the Chemical and Petrochemical industry is expected to be an important contributor in fiscal 2014 and beyond. As the global demand for refined products expands, our technology is well positioned to benefit from both new plant construction as well as capacity expansions. Furthermore, emerging opportunities such as coal chemical projects in China are giving us new avenues to pursue.

In conclusion, I am optimistic about our prospects for the year ahead and believe we have positioned PMFG to leverage the inflection points in our more cyclical markets, as well as taking advantage of new business in emerging sectors and geographies.”

Conference Call

Peter Burlage, President & Chief Executive Officer, and Ron McCrummen, Chief Financial Officer, will discuss the Company’s results for the fourth quarter and fiscal year ended June 29, 2013, during a conference call scheduled for Thursday, September 5, 2013, at 9:30 a.m. EDT.

Stockholders and other interested parties may participate in the conference call by dialing +1 877 546 5019 (domestic) or +1 857 244 7551 (international) and entering access code 99764034, a few minutes before 9:30 a.m. EDT on September 5, 2013. Those who wish to listen to the live conference call and view the accompanying presentation slides should visit “Event Calendar” in the “Investor Relations” portion of the PMFG, Inc. website at www.peerlessmfg.com.

A replay of the conference call will be accessible two hours after its completion through September 12, 2013 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 32244695. The call also will be archived for 30 days at www.peerlessmfg.com.

About PMFG

We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for natural gas infrastructure, power generation and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, estimations, projections, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements and projections. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-termination of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; the Company’s ability to achieve financial and nonfinancial covenants and requirements of our debt agreements; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 29, 2013, which the Company intends on filing on September 6, 2013. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Peter J. Burlage, Chief Executive Officer

Mr. Ronald L. McCrummen, Chief Financial Officer

PMFG, Inc.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

Phone: (214) 353-5545

Fax: (214) 351-4172

www.peerlessmfg.com

or

Mr. Shawn Severson

The Blue Shirt Group

Phone: (415) 489-2198

Email: shawn@blueshirtgroup.com

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Three Months Ended June 29,			Three Months Ended June 30,
	2013			2012
	GAAP	Adjustments(a)	Non-GAAP	GAAP	Adjustments(b)	Non-GAAP
Operating Results
Revenues	$34,493		$34,493	$33,011	$—	$33,011
Cost of goods sold	$21,361		21,361	23,106	(422)	22,684

Gross profit	13,132	—	13,132	9,905	422	10,327
Operating expenses	11,131	—	11,131	10,473	—	10,473
Loss on impairment of intangibles	3,525	(3,525)	—	—	—	—

Operating income	(1,524)	3,525	2,001	(568)	422	(146)
Other income (expense):
Interest income	21	—	21	(6)	—	(6)
Interest expense	(29)	—	(29)	(255)	—	(255)
Loss on extinguishment of debt	—	—	—	—	—	—
Foreign exchange gain (loss)	(138)	—	(138)	(263)	—	(263)
Other income (expense)	1	—	1	(12)	—	(12)

Income (loss) before income taxes	(1,669)	3,525	1,856	(1,104)	422	(682)
Income tax benefit (expense)	(1,103)	—	(1,103)	181	(143)	38

Net earnings (loss)	$(2,772)	$3,525	$753	$(923)	$279	$(644)

Less net earnings (loss) attributable to noncontrolling interest	8	—	8	2	—	2

Net earnings (loss) attributible to PMFG common stockholders	$(2,780)	$3,525	$745	$(925)	$279	$(646)

Basic earnings per share	$(0.13)		$0.04	$(0.04)		$(0.04)
Diluted earnings per share	$(0.13)		$0.04	$(0.04)		$(0.04)
Weighted-average shares outstanding
Basic	20,964		20,964	20,751		17,589
Diluted	20,964		20,964	20,751		18,251
Adjusted EBITDA
Net earnings (loss)			$753			$(644)
Depreciation and amortization			756			954
Interest expense, net			8			261
Income tax expense (benefit)			1,103			(38)

Adjusted EBITDA			$2,620			$533

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Twelve Months Ended June 29,			Twelve Months Ended June 30,
	2013			2012
	GAAP	Adjustments(a)	Non-GAAP	GAAP	Adjustments(b)	Non-GAAP
Operating Results
Revenues	$133,892	$—	$133,892	$135,318	$—	$135,318
Cost of goods sold	87,092		87,092	94,083	(456)	93,627

Gross profit	46,800	—	46,800	41,235	456	41,691
Operating expenses	42,457	—	42,457	40,760	(2,064)	38,696
Loss on impairment of intangibles	3,525	(3,525)	—	—	—	—

Operating income	818	3,525	4,343	475	2,520	2,995
Other income (expense):
Interest income	50	—	50	16	—	16
Interest expense	(492)	—	(492)	(1,267)	—	(1,267)
Loss on extinguishment of debt	(291)	291	—	(347)	347	—
Foreign exchange gain (loss)	(135)	—	(135)	(915)	—	(915)
Other income (expense)	33	—	33	(5)	—	(5)

Income (loss) before income taxes	(17)	3,816	3,799	(2,043)	2,867	824
Income tax benefit (expense)	(1,471)	(99)	(1,570)	1,005	(975)	30

Net earnings (loss)	$(1,488)	$3,717	$2,229	$(1,038)	$1,892	$854

Less net earnings (loss) attributable to noncontrolling interest	592	—	592	(62)	—	(62)

Net earnings (loss) attributible to PMFG common stockholders	$(2,080)	$3,717	$1,637	$(976)	$1,892	$916

Basic earnings per share	$(0.10)		$0.08	$(0.05)		$0.05
Diluted earnings per share	$(0.10)		$0.08	$(0.05)		$0.05
Weighted-average shares outstanding
Basic	20,930		20,930	18,810		18,810
Diluted	20,930		20,946	18,810		19,266
Adjusted EBITDA
Net earnings (loss)			$2,229			$854
Depreciation and amortization			2,682			3,062
Interest expense, net			442			1,251
Income tax expense (benefit)			1,570			(30)

Adjusted EBITDA			$6,923			$5,137

	June 29,	June 30,
	2013	2012
Condensed Balance Sheet Information
Current assets	$108,473	$122,286
Non-current assets	71,638	60,993

Total assets	$180,111	$183,279

Current liabilities	$33,471	$45,019
Long term debt	8,719	—
Other non current liabilities	6,035	7,374
Total equity	131,886	130,886

Total liabilities and equity	$180,111	$183,279

(a)	Adjustments in the three months ended June 29, 2013 relate to the impairment of an intangible asset. Adjustments in the twelve months ended June 29, 2013 relate to the impairment of an intangible asset and to the loss on extinguishment of debt.
(b)	Adjustments in the three months ended June 30, 2012 relate to the loss on the closure and sale of the Abilene manufacturing facility and adjustments in the twelve months ended June 30, 2012 relate to the loss on the closure and sale of the Abilene manufacturing facility, the loss on extinguishment of debt, and to the accelerated vesting of restricted stock grants associated with the preferred stock.

STATEMENT REGARDING NON-GAAP RESULTS

PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from the impairment of the advances made under a manufacturing license agreement in fiscal 2013, the write off of deferred financing charges upon the early extinguishment of debt in both fiscal 2013 and fiscal 2012, and the loss on the closure and sale of the Abilene manufacturing facility and the accelerated vesting of restricted stock grant awards in fiscal 2012. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.